Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kansas City Life Insurance Company:

We consent to the use of our report dated February 29, 2012 with respect to the consolidated balance sheets of Kansas City Life Insurance Company (the Company) and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011; and to the use of our report dated April 27, 2012 with respect to the statement of net assets of Kansas City Life Variable Life Separate Account (comprising individual subaccounts as listed in note 1 to the financial statements) as of December 31, 2011, and the related statement of operations for the period or year then ended; the statement of changes in net assets for each of the periods or years in the two-year period then ended; and financial highlights for each of the periods or years in the five-year period then ended, which reports appear in the Statement of Additional Information accompanying the Prospectus of Century II Accumulator Variable Universal Life, included in the Post-Effective Amendment No. 4 to the Registration Statement under the Securities Exchange Act of 1933 (File No. 333-150926) on Form N-6 and to the reference to our firm under the heading “Experts”, also in the Statement of Additional Information.

/s/ KPMG LLP

Kansas City, Missouri
April 27, 2012